Exhibit 10.3

AMENDMENT NO. 2 TO INVESTMENT MANAGEMENT TRUST AGREEMENT

THIS AMENDMENT NO. 2 TO THE INVESTMENT MANAGEMENT TRUST AGREEMENT (this “Amendment”) is made as of April 25, 2025, by and between Pyrophyte Acquisition Corp., a Cayman Islands exempted company (the “Company”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Trustee”). Capitalized terms contained in this Amendment, but not specifically defined in this Amendment, shall have the meanings ascribed to such terms in the Original Agreement (as defined below).

WHEREAS, on October 29, 2021, the Company consummated its initial public offering of units of the Company (the “Units”), each of which is composed of one Class A ordinary share of the Company, par value $0.0001 per share (the “Class A Ordinary Shares”), and one-half of one redeemable warrant, each whole warrant entitling the holder thereof to purchase one Class A Ordinary Share of the Company (such initial public offering hereinafter referred to as the “Offering”);

WHEREAS, $206,281,250 of the gross proceeds of the Offering and sale of the private placement warrants were delivered to the Trustee to be deposited and held in the segregated Trust Account located in the United States for the benefit of the Company and the holders of Class A Ordinary Shares included in the Units issued in the Offering pursuant to the Investment Management Trust Agreement made effective as of October 26 2021, by and between the Company and the Trustee (as subsequently amended on April 24, 2024, the “Original Agreement”);

and

WHEREAS, the parties desire to amend the Original Agreement as provided herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Amendments to Trust Agreement.

(a) Sections 1 of the Original Agreement is hereby amended to add new Section 1(m) after current Section 1(l) as follows:

(m) Commence liquidation of the Trust Account upon the termination of a 45-day cure period following the date on which any additional amount of funds was required to be deposited into the Trust Account as a condition of any extension of the time in which the Company has to consummate its initial Business Combination approved by the Company’s shareholders (the “Cure Period End Date”). The Trust Account shall be liquidated by the Trustee in accordance with the procedures set forth in the Termination Letter attached as Exhibit B or similar hereto (which interest shall be net of taxes payable and up to $100,000 of interest to pay dissolution expenses) and distributed to the Public Shareholders as of the Cure Period End Date.

2. Miscellaneous Provisions.

(a) Entire Agreement. The Original Agreement, as modified by this Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

Signatures on following page.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

CONTINENTAL STOCK TRANSFER AND TRUST COMPANY, as Trustee

By:	/s/ Francis Wolf
Name:	Francis Wolf
Title:	Vice President

PYROPHYTE ACQUISITION CORP.

By:	/s/ Sten Gustafson
Name:	Sten Gustafson
Title:	Chief Financial Officer